UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2009

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California	94065-1166
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2009, the board of directors of Saba Software, Inc. (the “Company”) appointed Mr. William M. Klein to the board of directors as a Class III director, and to the audit committee of the board of directors, with such appointments effective as of September 9, 2009. As a result of Mr. Klein’s appointment to the audit committee, the Company expects to receive notification from NASDAQ that it has regained compliance with NASDAQ Listing Rule 5605(c)(2)(A), which requires that the audit committee of the Company’s board of directors be comprised of at least three members.

In connection with his appointment, Mr. Klein was granted an option to purchase 20,000 shares of the Company’s common stock at an exercise price of $3.93 per share and became eligible to receive an annual retainer of $30,000 for serving on the board of directors. Mr. Klein also became eligible to receive a committee retainer, per meeting fees and annual option grants, each in connection with the Company’s director compensation policies as described further in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on September 26, 2008. The vesting and other terms of the option grants are in accordance with the policies set forth in the Company’s proxy statement.

Item 7.01. Regulation FD Disclosure.

On September 10, 2009, the Company issued a press release announcing the appointment of Mr. Klein to the Company’s board of directors and the audit committee of the board of directors. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being furnished with this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press Release dated September 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: September 10, 2009	/s/ William Slater
(Signature)
William Slater
Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated September 10, 2009